Exhibit 99.1

               Lawson Software Reports Q3 FY05 Results;
           Company Achieves High End of EPS Guidance Range

    ST. PAUL, Minn.--(BUSINESS WIRE)--March 18, 2005--Lawson Software, Inc. (Nasdaq:LWSN), today reported revenues of $82.7 million for its fiscal 2005 third quarter ended Feb. 28, 2005, compared with revenues of $91.6 million in its fiscal 2004 third quarter. License fee revenues were $13.9 million in the third quarter, compared with $25.2 million in the fiscal 2004 third quarter. Services revenues were $68.8 million in the quarter, compared with $66.4 million in the fiscal 2004 third quarter, due to maintenance fees from support contracts purchased in April 2004.
    Net income was $2.8 million, or $0.03 per diluted share, compared with $2.6 million, or $0.02 per diluted share in the fiscal 2004 third quarter. Fiscal 2005 third quarter benefited from a reduction in accounts receivable reserves due to significant collections and recoveries which resulted in a $0.6 million favorable bad debt expense reduction and a $0.7 million favorable adjustment to revenue to reduce the product warranty provision. While operating income in the fiscal 2005 third quarter was $2.5 million compared with $3.4 million in the fiscal 2004 third quarter, net income benefited from a reduced provision for income taxes and increased interest income.
    Fiscal 2005 third quarter operating results include $4.2 million in pre-tax items consisting of $2.1 million in SEC legal investigation costs, $1.0 million in amortization of acquired maintenance contracts reflected in cost of services, $0.8 million in software amortization reflected in cost of license fees, $0.4 million in intangible amortization related to acquisitions, $0.1 million in non-cash stock-based compensation, and ($0.2) million in restructuring adjustments. There was also a ($0.4) million tax-related adjustment.
    For the nine months ended Feb. 28, 2005, the company posted a net loss of $677,000, or a loss of $0.01 per share, on total revenues of $248.4 million, compared with net income of $4.5 million, or $0.04 per diluted share, on total revenues of $263.9 million in the comparable fiscal 2004 period.
    Fiscal 2005 nine-month operating results include $14.6 million in pre-tax items consisting of $5.2 million in restructuring charges, $3.0 million in amortization of acquired maintenance contracts reflected in cost of services, $2.6 million in SEC legal investigation costs, $2.4 million in software amortization reflected in cost of license fees, $1.2 million in intangible amortization related to acquisitions, and $0.2 million in non-cash stock-based compensation. There was also a ($0.6) million tax-related adjustment.
    The company's cash, cash equivalents and marketable securities increased to $221.9 million at Feb. 28, 2005, from $208.9 million at Nov. 30, 2004. Days sales outstanding (DSO) were reduced to 46 during the third quarter, compared with 52 in the fiscal 2005 second quarter.

    Third Quarter Performance

    "We are clearly seeing the benefit from our corporate restructuring and strong cost and expense management," said Jay Coughlan, Lawson president and chief executive officer. "Although our business with current clients remains healthy, our software licensing activity with new clients was affected by ongoing questions about the direction of the software industry, which resulted in extended sales cycles and some delayed purchasing decisions. We are continuing to work on gaining prospects' confidence in selecting Lawson by focusing on our key strengths: we are financially healthy, our solutions are some of the best in the industry, we present strong value in the form of low total cost of ownership, and we value every client who joins the Lawson community."
    The company signed 100 deals in the quarter, compared with 124 in the second quarter. Of total contracting activity in the fiscal 2005 third quarter, approximately 64 percent came from existing clients and approximately 36 percent from new clients.
    During the quarter, the company signed 10 new clients at an average selling price of $478,000, compared with 15 new clients at an average selling price of $383,000 in the second quarter of fiscal 2005. The company signed four software licensing agreements valued at more than $1 million: Safeway in the Retail market; Chicago Housing Authority in the Government and Education market; and Mayo Clinic and JPS Health Network in the Healthcare market.

    Conference Call and Webcast

    The company will host a conference call to discuss its third quarter results and future outlook at 8:15 a.m. Eastern Time (7:15 a.m. Central Time), Friday, March 18, 2005.
    Interested parties may listen to the call by dialing 888-391-3141 (passcode Lawson 318) and international callers 1-517-308-9004. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Friday, March 25. The replay number is 866-383-3161 and international 1-203-369-0384. The webcast will remain on www.lawson.com for approximately two weeks.

    About Lawson Software

    Lawson Software provides business application software and services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, and Africa. Additional information about Lawson is available at www.lawson.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.



                        LAWSON SOFTWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                              UNAUDITED
                            (in thousands)

                                             February 28,
                                                 2005     May 31, 2004
                                             ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents                      $73,128      $72,396
  Marketable securities                          146,732      128,065
  Trade accounts receivable, net                  42,299       65,236
  Other current assets                            39,149       35,761
                                             ------------ ------------
     Total current assets                        301,308      301,458

Long-term marketable securities                    2,006        8,521
Property and equipment, net                       14,817       17,235
Goodwill and other intangible assets, net         77,718       83,809
Other assets                                      12,275       12,575
                                             ------------ ------------
     Total assets                               $408,124     $423,598
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Current portion of long-term debt              $1,344       $1,652
   Accounts payable and other accrued
    liabilities                                   43,679       51,375
   Deferred revenue and client deposits           74,376       83,095
                                             ------------ ------------
     Total current liabilities                   119,399      136,122

Long-term debt, less current portion                   -          990
Other long-term liabilities                        3,354        3,600
                                             ------------ ------------
     Total liabilities                           122,753      140,712
                                             ------------ ------------

Stockholders' equity:
  Preferred stock                                      -            -
  Common stock                                     1,122        1,099
  Additional paid-in capital                     337,250      327,715
  Treasury stock, at cost                        (73,448)     (65,555)
  Deferred stock-based compensation                 (132)        (774)
  Retained earnings                               16,794       17,471
  Accumulated other comprehensive income           3,785        2,930
                                             ------------ ------------
     Total stockholders' equity                  285,371      282,886
                                             ------------ ------------
     Total liabilities and stockholders'
      equity                                    $408,124     $423,598
                                             ============ ============


                         LAWSON SOFTWARE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               UNAUDITED
                 (in thousands, except per share data)

                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                   February 28, February 29, February 28, February 29,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Revenues:
 License fees          $13,924      $25,195      $40,370      $65,169
 Services               68,790       66,411      208,028      198,704
                   ------------ ------------ ------------ ------------
    Total revenues      82,714       91,606      248,398      263,873
Cost of revenues:
 Cost of license
  fees                   2,232        3,911        7,511       11,990
 Cost of services       34,260       34,258      107,764      100,090
                   ------------ ------------ ------------ ------------
    Total cost of
     revenues           36,492       38,169      115,275      112,080
                   ------------ ------------ ------------ ------------

    Gross profit        46,222       53,437      133,123      151,793

Operating
 expenses:
 Research and
  development           15,527       16,940       46,828       47,132
 Sales and
  marketing             17,681       23,615       58,216       68,111
 General and
  administrative        10,325        9,090       26,486       28,400
 Restructuring            (153)           -        5,237        2,210
 Amortization of
  acquired
  intangibles              391          346        1,160          912
                   ------------ ------------ ------------ ------------
    Total
     operating
     expenses           43,771       49,991      137,927      146,765
                   ------------ ------------ ------------ ------------
Operating income
 (loss)                  2,451        3,446       (4,804)       5,028
Other income:
 Interest income         1,281          797        2,845        2,459
 Interest expense          (11)         (18)         (39)         (56)
                   ------------ ------------ ------------ ------------
    Total other
     income              1,270          779        2,806        2,403

Income (loss)
 before income
 taxes                   3,721        4,225       (1,998)       7,431
Provision
 (benefit) for
 income taxes              961        1,648       (1,321)       2,898
                   ------------ ------------ ------------ ------------
Net income (loss)       $2,760       $2,577        $(677)      $4,533
                   ============ ============ ============ ============

Net income (loss)
 per share:
 Basic                   $0.03        $0.03       $(0.01)       $0.05
                   ============ ============ ============ ============
 Diluted                 $0.03        $0.02       $(0.01)       $0.04
                   ============ ============ ============ ============
Shares used in
 computing net
 income (loss) per
 share:
 Basic                  99,342       98,650       98,651       98,472
                   ============ ============ ============ ============
 Diluted               104,899      107,510       98,651      107,339
                   ============ ============ ============ ============

    CONTACT: Lawson Software, Inc., St. Paul
             Media contact:
             Terry Blake, 651-767-4766
             terry.blake@lawson.com
             or
             Investors and analysts contact:
             Barbara Doyle, 651-767-4385
             barbara.doyle@lawson.com